GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (the “Agreement”) is made by and between Loral Space & Communications Inc. (“Loral” or the “Company”) and Richard J. Townsend (the “Employee”). This Agreement is made in light of the following facts:

A. The Company intends to terminate Employee’s employment without cause and Employee’s last day of employment with the Company (including his position as Executive Vice President and Chief Financial Officer and his position as an officer of certain of the Company’s subsidiaries and affiliates) will be January 4, 2008.

B. Employee is a participant in the Loral Space & Communications Inc. Severance Policy for Corporate Officers (the “Severance Plan”) and pursuant thereto is entitled to certain benefits upon his termination of employment which benefits are to be determined in accordance with certain provisions of Amendment No. 1 to the Employment Agreement dated as of June 19, 2006 between the Company and Employee (“Amendment No. 1”). Employee and the Company hereby seek to set forth all of the Company’s obligations to Employee pursuant to the Severance Plan and otherwise upon his termination of employment and to obtain a full and final resolution of any and all claims and potential claims of Employee, known and unknown, related to Employee’s employment with the Company and the termination of that employment.

C. Nothing contained in this Agreement, nor the payment of any consideration, shall be taken or construed to be an admission or concession of any kind by the Company that it has been accused of or engaged in any wrongdoing, and the Company expressly denies any liability or wrongdoing in its treatment of Employee.

In consideration of the terms and conditions contained herein, the parties agree as follows:

1. Employee’s last day of employment with the Company (including his position as Executive Vice President and Chief Financial Officer and his position as an officer of certain of the Company’s subsidiaries and affiliates) will be January 4, 2008. Separate and apart from any consideration received under this Agreement, Employee will be paid all wages earned through his termination date, less any outstanding advances or monies owed to the Company. Employee has used or forfeited all accrued vacation time and, as of January 4, 2008, will not be entitled to any compensation for accrued but unused vacation time. Pursuant to the terms of the Severance Plan and provided Employee has executed and delivered this Agreement to the Company, and the seven-day revocation period set forth in Section 8 hereof (the “Revocation Period”) has expired without Employee’s revocation of this Agreement in whole or in part, Employee will be entitled to receive the following benefits; provided, however, that if Employee fails to execute and deliver this Agreement to the Company prior to the 46th day after the date of his termination or revokes this Agreement in whole or in part prior to the end of the Revocation Period, all benefits and payments hereunder shall be forfeited.

(a) Subject to any Mitigation as required by Section 1(a)(ii) and Section 1(a)(iii) hereof, Employee will be entitled to receive severance payments equal to $2,259,001.50, payable as follows:

(i) $688,540.75, less appropriate federal and state withholding, will be payable to Employee in a lump sum as soon as practicable following January 4, 2008, but in no event prior to the end of the Revocation Period, provided Employee has not revoked this Agreement in whole or in part. As required under the terms of the Severance Plan, this lump sum payment is equal to 50% of Employee’s Pay (as defined in the Severance Plan as determined in accordance with Amendment No. 1). Pay is defined in the Severance Plan as Employee’s Base Salary (as defined in the Severance Plan) plus the average annual Management Incentive Bonus (“MIB”) paid to Employee in the last two years (the “Average MIB”). For purposes of this calculation, Employee’s Base Salary (as determined in accordance with Amendment No. 1) is $881,920.00 and Employee’s Average MIB for the last two years is $495,161.50 for total Pay equal to $1,377,081.50. This lump sum payment is not subject to Mitigation (as defined below). This lump sum payment shall be a separately identified amount under Treasury Regulation Section 1.409A-2(b)(2) that is required to be paid on or before the 15th day of the third month following Employee’s taxable year in which the right to such payment is no longer subject to a substantial risk of forfeiture and as such shall qualify as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4) and exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(ii) $688,540.75, less appropriate federal and state withholding, will be payable to Employee in a series of thirteen (13) substantially equal biweekly installments of $52,964.67 each (the “First Installment Payments”) on each of the Company’s regular payroll dates for a period (the “First Mitigation Period”) commencing on July 18, 2008 (the “Six Month Anniversary”) and ending on January 2, 2009, which First Installment Payments shall be (i) subject to forfeiture, on a prospective basis, if on the Six Month Anniversary or at any time thereafter during the First Mitigation Period Employee is or becomes engaged in Employment (as defined below) at an annual rate of pay equal to or greater than $1,377,081.50 and (ii) subject to Mitigation as defined below.

(iii) $881,920.00, less appropriate federal and state withholding, will be payable to Employee in a series of twenty (26) substantially equal biweekly installments of $33,920.00 each (the “Second Installment Payments” and, together with the First Installment Payments, the “Installment Payments”) on each of the Company’s regular payroll dates for a period (the “Second Mitigation Period” and, together with the First Mitigation Period, the “Mitigation Period”) commencing on January 5, 2009 (the “Twelve Month Anniversary”) and ending on January 1, 2010, which Second Installment Payments shall be (i) subject to forfeiture, on a prospective basis, if on the Twelve Month Anniversary or at any time thereafter during the Second Mitigation Period Employee is or becomes engaged in Employment (as defined below) at an annual rate of pay equal to or greater than $881,920.00 and (ii) subject to Mitigation as defined below.

For purposes of this Agreement, (x) “Mitigation” means the reduction of the Installment Payments by an amount equal to the Compensation then being received by Employee or owed or promised to Employee from Employment with any entity other than the Company; (y) “Employment” means the state of being an employee, consultant, sole proprietor, director or any other position (including self employment) through which Employee receives Compensation; and (z) “Compensation” means compensation income derived from rendering services, other than Equity-Based Compensation. “Equity-Based Compensation” means equity-based Compensation, including, but not limited to, stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock awards and other equity-based awards, provided such equity-based Compensation is granted in the ordinary course of business and not in lieu of any salary, bonus or other Compensation or for the purpose of avoiding or circumventing Mitigation. During the Mitigation Period, Employee is required to report to the Company in writing the amount of any Compensation earned by, promised to, or owed to Employee on account of Employee’s Employment. Employee agrees to submit to the Company a Mitigation Certification in the form attached hereto as Exhibit A upon commencement of the Mitigation Period, every three months thereafter and, in any event, promptly upon becoming engaged in Employment.

Each Installment Payment shall be a separately identified amount under Treasury Regulation Section 1.409A-2(b)(2), and each Installment Payment required to be paid on or before the 15th day of the third month following Employee’s taxable year in which the right to such payment is no longer subject to a substantial risk of forfeiture shall qualify as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4) and exempt from Section 409A. Each Installment Payment, or portion thereof, payable following the 15th day of the third month following Employee’s taxable year in which the right to such payment is no longer subject to a substantial risk of forfeiture up to an aggregate of $460,000 shall qualify as “separation pay due to involuntary separation from service” pursuant to a “separation pay plan” within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(iii) and as such shall be exempt from Section 409A. Each Installment Payment, or portion thereof, payable following the 15th day of the third month following Employee’s taxable year in which the right to such payment is no longer subject to a substantial risk of forfeiture in excess of $460,000 shall qualify as being made in compliance with Section 409A.

(b) When the Management Incentive Bonus (“MIB”) determinations are made for fiscal year 2007 (which determinations are in the sole discretion of the Company), if MIB payments are awarded to comparable eligible corporate officers, Employee will receive a bonus payment in accordance with the MIB plan. Employee’s target bonus payment (at the 100% payout level) is $400,200.00 [representing 69.6% of Base Salary in effect as of January 4, 2008]; provided, however, that any such MIB payment shall be paid to Employee in a lump sum on or before March 15, 2008. Such lump sum is not subject to Mitigation. Such lump sum MIB payment shall be a separately identified amount under Treasury Regulation Section 1.409A-2(b)(2) that is required to be paid on or before the 15th day of the third month following Employee’s taxable year in which the right to such payment is no longer subject to a substantial risk of forfeiture and as such shall qualify as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4) and exempt from Section 409A.

(c) Employee may continue medical, prescription, dental and vision coverage through one of the following two alternatives:

(1) Employee may elect to participate in the Loral Retiree Medical Plan under the “Rule of 60.” Employee shall remain eligible to participate in the Loral Retiree Medical Plan for so long as Employee is covered under other medical insurance coverage (e.g., COBRA continuation or coverage provided by other employment) and has not allowed such medical coverage to lapse at any time. Employee shall make contributions toward the cost of his medical insurance in accordance with the Loral Retiree Medical Plan, provided, however, that, if Employee elects to participate in the Loral Retiree Medical Plan after expiration of COBRA continuation coverage, during the period commencing on expiration of COBRA continuation coverage through the end of the Mitigation Period, Employee’s retiree medical insurance premiums will be subsidized by the Company as follows: Employee shall contribute to the premium at the same rate as corporate employees of the Company contribute to the Company’s medical, prescription, dental and vision insurance programs during the relevant period and the Company shall pay the remainder of the premium; provided, however, if during the Mitigation Period Employee obtains employment that offers medical, prescription, dental or vision insurance coverage, the Company’s subsidy shall end when Employee becomes eligible for and an active participant under such new coverage. Prior to Employee receiving pension plan benefits, Employee will receive coupons from, and will be responsible for making his contribution on a post-tax basis directly to, the Company’s benefit payment administrator. After Employee begins receiving pension benefits, Employee’s contributions will be deducted from Employee’s monthly benefit payment. Employee’s participation in the Medical Executive Reimbursement Program (“MERP”) shall end at December 31, 2009.

(2) Employee may elect COBRA continuation coverage (generally 18 months) of medical, prescription, dental and vision insurance. During the period from termination through the end of the Mitigation Period or the end of the COBRA continuation period if earlier, Employee’s COBRA insurance premiums will be subsidized by the Company as follows: Employee shall contribute to the premium at the same rate as corporate employees of the Company contribute to the Company’s medical, prescription, dental and vision insurance programs during the relevant period and the Company shall pay the remainder of the premium; provided, however, if during the Mitigation Period Employee obtains employment that offers medical, prescription, dental or vision insurance coverage, the Company’s subsidy shall end when Employee becomes eligible for and an active participant under such new coverage. To the extent that Employee declines any such new coverage, Employee may continue COBRA coverage but will be responsible for the full COBRA premium. After the Mitigation Period if the COBRA continuation period is still in effect, Employee may continue insurance coverage under COBRA at the full cost (102% of total cost) for the remainder of the COBRA continuation period (generally 18 months). If Employee elects COBRA coverage, commencing February 2008, Employee will receive coupons from, and will be responsible for making his contribution on a post-tax basis directly to, the Company’s COBRA administrator. Employee shall continue to participate in the MERP, at no cost, through the end of the year in which the Installment Payments end.

With respect to either option (1) or (2) above, Employee must submit or arrange for the submission of all reimbursement requests no later than 180 days following the date such expenses are incurred, and the Company shall arrange for reimbursement of all such allowable expenses no later than the end of Employee’s taxable year following the taxable year in which such expenses are incurred.

Employee’s group life and disability insurance shall cease on his termination date. Retiree life and death benefits will commence in accordance of the Loral Retiree Life and Death program. Employee’s executive life insurance benefits shall continue, and, therefore, the Company shall pay premiums with respect to Employee’s executive life insurance policies, through the end of the Mitigation Period as follows: (i) with respect to Employee’s MetLife policy (#981250085—Initial Insured Amount $500,000), the Company shall pay $6,020 on December 24, 2008 and December 24, 2009 or, in each case, as soon as practicable thereafter; and (ii) with respect to Employee’s Reliastar policy (#2023887R—Initial Insured Amount $500,000), the Company shall pay $8,215 on May 9, 2008 and May 9, 2009 or, in each case, as soon as practicable thereafter, provided, however, if during the Mitigation Period Employee obtains employment that offers comparable executive life insurance benefits, Employee’s executive life insurance benefits shall end when Employee becomes eligible for such benefits. Employee shall be responsible for payment of all applicable payroll taxes with respect to premiums paid by the Company. After the Mitigation Period, Employee may elect to continue his executive life insurance policies but shall be responsible for payment of all premiums with respect thereto.

(d) All payments and benefits under this paragraph 1 are subject to and contingent upon Employee’s continued compliance with the terms of this Agreement, including, without limitation, the terms of this paragraph 1 relating to Mitigation and paragraphs 4, 6, 7 and 8 below. If Employee violates any of the terms of this Agreement, the Company is entitled to immediately terminate all payments under this Agreement and to recover all previously made payments under this Agreement, in addition to any and all other remedies available to it.

2. (a) Pursuant to a Non-Qualified Stock Option Agreement dated December 21, 2005 (the “2005 Option Agreement”) under the Loral Space & Communications Inc. 2005 Stock Incentive Plan (as amended and restated as of April 16, 2007, the “Option Plan”), Employee has been granted options to purchase 85,000 shares of Loral common stock with an exercise price of $28.441 (the “2005 Options”) and a corresponding Deferred Compensation Account (the “Deferred Compensation Account”). In accordance with the terms of the 2005 Option Agreement, the Option Plan and the Severance Plan, (i) all 85,000 2005 Options are vested as of January 4, 2008 and shall remain exercisable until January 4, 2010; and (ii) the Deferred Compensation Account in an amount equal to $802,485.00 is vested as of January 4, 2008 and will be paid to Employee on or after July 4, 2008, in each case, in accordance with and subject to all terms and conditions of the 2005 Option Agreement and the Option Plan, all of which remain in full force and effect. Notwithstanding any provisions to the contrary in the 2005 Option Agreement or Option Plan, as of the date of termination of Employee’s employment, the Deferred Compensation Account shall cease to be linked to the value of the stock and shall automatically be converted into an interest-bearing account from such date through the date of distribution. Once converted, the amounts credited to this interest bearing Deferred Compensation Account shall earn interest as set forth in Section 2(c) of the 2005 Option Agreement.

(b) Pursuant to a Non-Qualified Stock Option Agreement dated June 14, 2006 (the “2006 Option Agreement”) under the Option Plan, Employee has been granted options to purchase 20,000 shares of Loral common stock with an exercise price of $27.135 (the “2006 Options”). In accordance with the terms of the 2006 Option Agreement, the Option Plan and the Severance Plan, 15,000 of the 2006 Options are vested as of January 4, 2008 and shall remain exercisable until January 4, 2010. Employee shall have no right or entitlement to the remaining 2006 Options (i.e. 5,000 options) which shall be cancelled and of no further force or effect.

3. Following Employee’s termination of employment hereunder, the Company will retain Employee as a consultant to perform services at the direction of the Chief Executive Officer or his designee pursuant to the Consultant Agreement attached hereto as Exhibit B. For purposes of the Severance Plan and this Agreement, Employee shall be deemed to have undergone a “termination of employment” within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii) with the Company and all affiliates when Employee’s level of services to the Company and all affiliates is permanently reduced to less than 50% of the level of services provided to the Company and all affiliates in the immediately preceding thirty-six (36) months (the “Allowable Level of Services”) and as such the Consulting Agreement shall limit the services to be provided by Employee to less than the Allowable Level of Services. For the avoidance of doubt, compensation earned for services performed under the Consulting Agreement shall not mitigate the Installment Payments described in paragraphs 1(a)(ii) and 1(a)(iii).

4. Employee hereby waives and releases any and all claims and potential claims, known and unknown, he has against the Company, parent companies, related corporations, subsidiaries, affiliates and their officers, directors, employees or agents, relating to or arising out of, his employment with the Company and the termination of his employment, including, without limitation, claims as to tax consequences to Employee of any payments hereunder. This waiver and release applies to all claims relating to Employee’s employment, including, but not limited to, claims arising under the New York State Executive Law or the New York City Civil Rights Law, any statutory, contract or tort claims, claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990 and the Fair Labor Standards Act. In addition, Employee waives any right to initiate or otherwise voluntarily participate in any shareholders’ derivative action with respect to the Company and its majority-owned subsidiaries by reason of any act or omission that occurred prior to the end of the Mitigation Period, including without limitation, being named plaintiff in or causing to be filed on Employee’s behalf or as a class action any such derivative action; provided, however, Employee may file a claim and receive a share of any proceeds as a member of a class in any shareholders’ derivative class action initiated by any other person.

5. This waiver and release does not apply to any claim that Employee may have under the Employee Retirement Income Security Act of 1974, as amended, including, but not limited to, claims relating to the Company’s 401(k) plan or pension plan, or to any claim Employee may have for unemployment benefits or workers’ compensation benefits. This waiver and release does not apply to any claims not covered herein that arise after the date this Agreement is executed by employee and delivered to the Company, nor does this waiver and release limit Employee’s ability to enforce the terms of this Agreement. For the avoidance of doubt, this waiver and release does not apply to any claim for indemnification that Employee may have under the Indemnification Agreement dated as of November 21, 2005 among the Company, Loral Skynet Corporation, Space Systems/Loral, Inc. and Employee or otherwise.

6. Employee acknowledges and agrees that the Company may disclose this Agreement and its terms and conditions in its public disclosures. Employee shall not disclose the nature or terms of this Agreement or the negotiations that led to this Agreement to any person or entity, other than Employee’s spouse, tax advisors and legal counsel, without the written consent of the Company, unless required to do so by law, provided, however, that this restriction shall not apply after and to the extent of the Company’s public disclosures.

7. During the period commencing on the date of his termination and ending on January 4, 2010, Employee agrees not to hire, employ or solicit for employment any of the employees of the Company or any of its subsidiaries or affiliates.

8. Employee agrees to refrain from making any disparaging, negative or uncomplimentary statements regarding the Company, any related companies and/or any officers or employees of the Company or related companies. For the avoidance of doubt, nothing herein shall prohibit or restrict Employee from testifying truthfully under oath in depositions or trials. In addition, Employee will not make use of or disclose in any way, confidential, proprietary or trade secret information belonging to the Company or its affiliated or related companies.

9. Employee acknowledges that he has been advised to consult an attorney prior to executing this Agreement. Employee has 45 days within which to decide whether he will execute this Agreement, although Employee may sign the Agreement before the 45 days expire. Following his signature of the Agreement, Employee has seven days to revoke his signature of the Agreement. Any revocation must be in writing and personally delivered to Avi Katz before expiration of the seventh day following Employee’s signature of the Agreement.

10. Pursuant to the Older Workers Benefit Protection Act, the Company discloses the information contained in Exhibit C.

11. This Agreement, the Severance Plan, the Option Agreement and the Option Plan represent the entire agreement of the parties relating to the termination of Employee’s employment with Company and his Options and Deferred Compensation Account and replaces any prior negotiations or agreements between the parties whether oral or written. If any term, condition or section of this Agreement, except for paragraph 4, is determined to be invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining terms, conditions or section hereof, which shall continue in full force and effect.

12. This Agreement shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Employee hereby irrevocably submits himself to the exclusive jurisdiction of the courts of the State of New York and any federal courts located therein, for the purpose of any suit, action or other proceeding arising out of, or relating to, this Agreement or the subject matter hereof, and hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that he is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. In addition, Employee hereby irrevocably waives and agrees not to assert any right to trial by jury with regard to any suit, action or other proceeding arising out of, or relating to, this Agreement or the subject matter of this Agreement.

13. Employee acknowledges that he has had an opportunity to discuss this Agreement with his counsel or other advisors and that he understands this Agreement and signs it voluntarily.

Dated: January 4, 2008	/s/ Michael B. Targoff

Michael B. Targoff Chief Executive Officer Loral Space & Communications Inc.
Dated: January 4, 2008	/s/ Richard J. Townsend

Richard J. Townsend